Exhibit 99.1

SandRidge Energy Provides Update on Strategic Review Process

Confidentiality Agreements Signed with 17 Potential Bidders; Management Presentations Underway;

Indications of Interest Due June 25

Turning Board Control Over to Icahn Will Derail Our Process and Jeopardize Your Investment

Vote FOR Your Board to Continue the Thorough Strategic Review Process and Plan to Maximize Value

OKLAHOMA CITY, June 15, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today issued the following open letter to SandRidge shareholders providing an update on the Company’s strategic review process and setting the record straight regarding Carl Icahn’s ongoing efforts to mislead investors.

Dear Fellow SandRidge Shareholders,

We are in the final days before our Annual Meeting on June 19. As you consider your vote, we want to reiterate that the facts matter. In contrast to the continued campaign of misinformation being distributed by Carl Icahn, our strategic review process is robust and thorough and we continue to welcome all interested parties to participate. Our goal is both simple and clear – to maximize value for ALL SandRidge shareholders.

Here are the facts about the Company’s strategic review process:

✓	As of today, SandRidge has entered into 17 confidentiality agreements with potential bidders, including Icahn.

✓	Each of these potential counterparties, including Icahn, have been granted access to SandRidge’s virtual data room to conduct their due diligence review. Management presentations with these potential counterparties have been made and continue to be scheduled.

✓	After negotiating with Midstates Petroleum (“Midstates”) (NYSE: MPO) for over a month, Midstates has been offered a form of confidentiality agreement with terms more favorable than any other participant. To date, Midstates continues to reject both reasonable terms of non-disclosure and participation in the process.

✓	Potential counterparties have until June 25 to submit their indications of interest.

Throughout this unnecessary and avoidable fight, Icahn’s objective has been clear: he is seeking to place his interests above those of other SandRidge shareholders. If Icahn gets his way by seizing control of, or placing his non-independent nominees on, the Board, he will be in a position to simultaneously run and bid for the Company – putting his interests ahead of other shareholders. This goes against all good governance practices and business protocols, and we will continue standing up for the best interests of all SandRidge shareholders. This inherent conflict of interest has been clearly noted by leading independent proxy advisory firms Institutional Shareholder Services (“ISS’) and Glass, Lewis & Co. (“Glass Lewis”):

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

ISS

•	“…by failing to provide shareholders with a detailed disclosure of its go-forward plan, [Icahn] is asking shareholders to simply trust that, if granted a majority, it will do the right thing. Regardless of any assurances of a fair process, that level of trust would be easier to gain were it not for the fact that the dissident is actively participating in a process to potentially acquire the company.”

•	“…a board controlled by nominees of a potential bidder may be a deterrent to other potential bidders.”[1]

Glass Lewis

•	“…we do not believe SandRidge investors should be persuaded to overlook the very direct conflicts arising from appointing current or former Icahn employees to the board at this time…we are nevertheless inclined to conclude the election of any current — or, indeed, former — Icahn employees to the SandRidge board during an active solicitation in which Icahn may submit a bid would represent a clear deviation from foundational principles of sound corporate governance.”[2]

The one area in which we agree with Icahn is that the choice is yours and yours alone. In order to support a fair, impartial and fulsome strategic review process – well underway – that considers all avenues to maximize your investment, it is critical that you vote for the entire slate of five highly-qualified and experienced SandRidge director nominees plus two additional, fully-independent Icahn nominees. Your vote is very important – no matter how many shares you own.

Support your Board by voting the WHITE proxy card TODAY.

As always, we thank you for your investment in SandRidge, and appreciate your continued support.

Sincerely,

The SandRidge Board of Directors

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

[1]	Permission to use quotation neither sought nor obtained.
[2]	Permission to use quotation neither sought nor obtained.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com